Exhibit 99

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FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
July 24, 2014	(302) 571-6833
sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259
sheist@wsfsbank.com

WSFS REPORTS 2nd QUARTER 2014 EPS OF $1.39, A 20% INCREASE

OVER 2nd QUARTER 2013;

INCREASE REFLECTS ROBUST REVENUE GROWTH AND IMPROVEMENT IN CREDIT QUALITY

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $12.7 million, or $1.39 per diluted common share, for the second quarter of 2014 compared to net income of $10.3 million, or $1.16 per diluted common share, for the second quarter of 2013 and net income of $16.9 million, or $1.85 per diluted common share, for the first quarter of 2014. First quarter 2014 results include a $6.7 million, or $0.73 per diluted common share, tax benefit as previously disclosed.

Net income for the first six months of 2014 was $29.6 million up from $19.3 million for the same period in 2013. Earnings per share were $3.24 per diluted common share in the first six months of 2014, a 49% increase over the $2.18 per diluted common share reported for the first half of 2013. Results in 2014 include a $6.7 million, or $0.73 per diluted common share tax benefit.

Highlights for the second quarter of 2014:

•	Loans grew 8% from second quarter 2013 levels with continued growth in Commercial loans (8% increase) and momentum in Consumer loans (10% increase).

•	Core deposits improved a strong 6% from prior year levels and total customer funding improved 2% despite purposeful decreases in high-cost CDs.

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•	Core (o) revenues, excluding securities gains, increased $4.0 million, or 8%, from the second quarter 2013 indicating continued success from all businesses, and also demonstrating the expected recovery from the seasonally-slow first quarter.

•	Net interest income increased to $35.5 million in the second quarter of 2014, $3.4 million, or 11% above the second quarter of 2013. The net interest margin increased 14 basis points to 3.64% from 3.50% in the second quarter of 2013 and seven basis points from 3.57% in the first quarter of 2014.

•	Credit quality metrics showed notable improvement, leading to a decrease in provision for loan losses. Significant gains were achieved in NPA’s, delinquencies and charge-offs, which for the quarter were in a net recovery position.

•	ROA was 1.12%, up from 1.00% reported in the second quarter of 2013.

•	Tangible common book value per share(o) increased $2.55 or 6% (not annualized) during the second quarter of 2014 to $44.11 per share.

Notable items:

•	WSFS realized $365,000, or $0.03 per diluted common share (after-tax), in net gains on securities sales from continued portfolio management, down from $906,000, or $0.07 per diluted common share, in the second quarter 2013 and $578,000, or $0.04 per diluted common share, in the first quarter of 2014.

•	WSFS recorded increased legal and professional costs including $157,000 (pre-tax), or $0.01 per diluted common share (after tax), in expenses related to corporate development activities. This compares to $250,000 or $0.02 per diluted common share in corporate development expense in the first quarter of 2014. There were no corporate development costs in the second quarter of 2013.

•	Also included in legal and professional, WSFS recorded $817,000 (pre-tax), or $0.06 per diluted common share (after tax) related to previously disclosed corporate litigation which has exceeded the limits of insurance coverage. Litigation costs are expected to continue at an elevated level in the third quarter of 2014, but at a lower level than in the second quarter.

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CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “We are pleased to report strong earnings and continued business momentum for the second quarter of 2014. The significant improvement over last year’s second quarter is driven by ongoing revenue growth and a return to favorable credit quality trends.

“We experienced strong and sustainable revenue growth of 8% over the prior year. This growth reflects a double digit increase in net interest income, the result of continued growth in earning assets, largely C&I and consumer loans, and a 14 basis point improvement in the net interest margin. Additionally, our success in growing fee income reflects continued expansion of our Wealth, Cash Connect ATM and core banking businesses.

“This growth and improvement was driven by past and current investments. Strength in mortgage banking revenue reflects the addition of Array Financial, which joined with us nearly a year ago, and we look forward to our upcoming partnership with First National Bank of Wyoming (DE). Additionally, we have had renewed success in recruiting seasoned commercial banking relationship managers, adding three experienced RM’s during the first six months of 2014. Our trust and wealth division has added significant new institutional business and our ATM division continues to sell new and innovative services to its customer base. This growth also comes with investment in infrastructure to support a growing organization and professional fees to support corporate development activities.

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“Finally, credit quality returned to improving trends in the second quarter, continuing our longer term asset quality momentum. Nonperforming assets and delinquency both improved from already strong levels and net recoveries for the quarter led to a significantly reduced provision, while we also increased our allowance for loan loss reserve.

“With ROA improving twelve basis points to 1.12% over the last year, the second quarter represents another step on our path to sustainable high performance. We continue to work diligently towards that goal, driven by our strategy of: Engaged Associates delivering Stellar Service growing Customer advocates and value for our Owners.”

Second Quarter 2014 Discussion of Financial Results

Net interest income and margin continue to expand due to sustainable growth

The net interest margin for the second quarter of 2014 was 3.64%, a 7 basis point increase from 3.57% reported for the first quarter of 2014. Net interest income for the second quarter of 2014 was $35.5 million, a $1.4 million improvement from the first quarter of 2014. Improvements of net interest margin over the first quarter of 2014 are partially due to a shorter first quarter as a result of fewer days, which helped net interest income by approximately $325,000 and aided the net interest margin by 3 basis points in the second quarter. In addition, an increase in reverse mortgage income positively impacted the net interest margin by 2 basis points. As expected, reverse mortgage income can vary from period-to-period depending on the timing of cash flows and underlying collateral values. Adding to the overall improvement was the growth of higher yielding commercial and consumer loans as well as increased yields on mortgage-backed securities.

Compared to the second quarter of 2013, the net interest margin added 14 basis points and net interest income increased $3.4 million benefitting from consolidation of reverse mortgage assets late in the third quarter of 2013 as well as growth and improvements in the yield of investments and other interest earning assets.

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Loan portfolio includes 8% commercial and 10% consumer loan growth over prior year and surpasses $3.0 billion in net loans for the first time

Total net loans were $3.03 billion at June 30, 2014, an increase of $54.6 million, or 7% annualized, from the first quarter of 2014. Notably, consumer loans grew at a 15% annualized rate reflecting an increased retail lending presence and growing prominence in our home markets, as well as benefits from home equity referrals from our Array mortgage business.

Total net loans at June 30, 2014 increased $219.8 million, or 8%, compared to June 30, 2013, driven mainly by commercial loan growth. The year-over-year increase also includes a $27.4 million, or 10%, increase in consumer loans. This loan growth was partially offset by a decrease in residential loans, reflecting the company’s ongoing strategy of selling these loans in the secondary market. The following table summarizes loan balances and composition at June 30, 2014 compared to prior periods.

(Dollars in thousands)	At June 30, 2014		At March 31, 2014		At June 30, 2013
Commercial & industrial	$1,634,362	54%	$1,636,087	55%	$1,507,004	54%
Commercial real estate	756,815	25	740,004	25	682,716	24
Construction	118,222	4	100,671	3	125,061	4

Total commercial loans	2,509,399	83	2,476,762	83	2,314,781	82
Residential mortgage	247,147	8	236,309	8	249,476	9
Consumer	313,384	10	302,157	10	286,001	10
Allowance for loan losses	(41,381)	(1)	(41,328)	(1)	(41,494)	(1)

Net Loans	$3,028,549	100%	$2,973,900	100%	$2,808,764	100%

Credit quality fundamentals showed notable improvement in NPAs, delinquencies and charge-offs, which ended the quarter in a net recovery position

As expected, trends in credit quality metrics returned to the strong and improving levels seen in prior quarters. Nonperforming assets decreased $5.1 million, or 9% (not annualized) below the first quarter of 2014, to $50.3 million, or 1.09% of assets. Delinquencies (including nonperforming delinquencies) decreased $4.3 million, or 16% (not annualized), to 0.76% of total loans.

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For the quarter, recoveries exceeded charge-offs by $2,000, with gross charge-offs recorded at a low $1.2 million, down from $3.2 million recorded during the prior quarter and $4.0 million recorded during the same quarter of 2013. The ratio of total classified loans to Tier 1 capital plus allowance for loan losses (‘ALLL’) also decreased to 30.61% from 31.39% at March 31, 2014 and 34.16% at June 30, 2013.

As a result of the improved credit quality, total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $627,000 during the quarter ended June 30, 2014, a decrease from $3.1 million in the previous quarter and $2.4 million in the same quarter of 2013.

Despite the low provision, the ALLL grew slightly from the first quarter of 2014 to $41.4 million. The ratio of the ALLL to total gross loans decreased slightly to 1.36% at June 30, 2014 from 1.38% at March 31, 2014, due to loan growth, and improved to 121% of nonaccruing loans from 103% for the first quarter of 2014.

Customer funding continues to grow due to the increase of core deposits

Customer funding increased $23.7 million, or 3% annualized, during the second quarter of 2014. Importantly, the overall growth in customer funding was due to an increase of non-interest demand accounts of $44.2 million. This growth was partially offset by slight decreases in savings accounts, interest-bearing demand accounts and money market accounts.

Customer funding increased $53.9 million, or 2%, from June 30, 2013, driven by $138.7 million, or 6% growth in core deposits. These increases were mainly due to growth in interest-bearing demand accounts of $83.4 million and non-interest demand accounts of $51.6 million. This growth was partially offset by a reduction in higher-cost CDs.

Core deposits represent a solid 84% of total customer funding, and no-cost and low-cost demand-deposit accounts represent a meaningful 46% of total customer funding.

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The following table summarizes customer funding balances and composition at June 30, 2014 compared to prior periods.

(Dollars in thousands)	At June 30, 2014		At March 31, 2014		At June 30, 2013

Noninterest demand	$709,186	24%	$664,976	23%	$657,616	23%
Interest-bearing demand	643,061	22	648,856	22	559,632	19
Savings	401,049	13	410,186	14	390,689	13
Money market	748,099	25	750,541	25	754,780	26

Total core deposits	2,501,395	84	2,474,559	84	2,362,717	81
Customer time	451,475	15	451,154	15	518,997	18

Total customer deposits	2,952,870	99	2,925,713	99	2,881,714	99
Customer sweep accounts	17,384	1	20,807	1	34,680	1

Total customer funding	$2,970,254	100%	$2,946,520	100%	$2,916,394	100%

Noninterest income reflects continued growth in non-banking businesses and seasonal improvements from prior quarter

During the second quarter of 2014, noninterest income was $19.6 million, compared to $19.5 million in the second quarter of 2013. Excluding net securities gains in both periods, noninterest income increased $625,000, or 3%. The growth is a result of continued expansion in the Wealth Management and the Cash Connect (ATM) divisions, discussed later in this release, as well as increases in the bank’s deposit service charges. Partially offsetting these gains were small declines in mortgage banking and debit/credit and ATM revenue.

When compared to the first quarter of 2014, noninterest income increased $1.3 million. Adjusted for securities gains, the increase was $1.5 million, or 8% (not annualized). The overall increase from the prior quarter is attributable to typical seasonal and weather-related factors that impacted the first quarter of 2014 and included a 26% (not annualized) increase in mortgage banking and an 18% (not annualized) increase in other (largely Cash Connect-related) fee income.

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Noninterest expense reflects our strategic growth initiatives

Noninterest expense for the second quarter of 2014 was $35.5 million, an increase of $2.4 million or 7% from $33.2 million in the second quarter of 2013. Excluding corporate development and litigation costs discussed earlier, expenses increased $1.4 million or 4%. Contributing to the year-over-year expense growth is an increase in salaries, benefits and other compensation expense of $1.2 million due in part to the addition of Array & Arrow Associates during the third quarter of 2013, as well as a higher level of expenses related to growth in revenue and the overall franchise.

When compared to the first quarter of 2014, noninterest expense increased 4% (not annualized) or $1.3 million from $34.2 million. The majority of this increase was due to the legal and professional fees discussed previously. In addition, increases include a slight increase in salaries and benefits related to ongoing infrastructure to support growth.

Selected Business Segments (included in previous results):

Wealth Management division fee revenue grew by 8% over the prior year

The Wealth Management division provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Investment Group, Inc. provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with over $645 million in assets under management (a 7% increase over the same period in 2013). Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and current income. Christiana Trust, with $10.0 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with Array, Christiana, Cypress and WSFS Investment Group to deliver investment management, mortgage and fiduciary products and services.

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Total wealth management revenue (net interest income, investment management and fiduciary revenue plus other noninterest income generated by the segment) was $7.2 million during the second quarter of 2014. This represented an increase of $361,000 or 5%, compared to the second quarter of 2013 and increase of $562,000 or 8% (not annualized) compared to the first quarter of 2014. Fee revenue increased $343,000 or 8% compared to the second quarter of 2013 and $571,000 or 14% (not annualized) compared to the first quarter of 2014. This growth reflects broad based increases in revenue across the Wealth line-of-business, with particular strength in Christiana Trust.

Total segment noninterest expense (including intercompany allocations of expense and provision for loan losses) was $4.4 million during the second quarter of 2014 compared to $4.6 million during second quarter 2013 and $4.5 million during the first quarter of 2014. This decrease was the result of fluctuations in credit costs between the periods. Pre-tax income for the Wealth Management division in the second quarter of 2014 was $2.8 million compared to $2.3 million in the second quarter 2013 and $2.2 million in the first quarter 2014. Excluding variable credit costs, pre-tax income for the second quarter 2014 was $3.1 million compared to $2.3 million in the second quarter 2013 and $2.4 million in the first quarter 2014.

Cash Connect results reflect meaningful growth over 2013

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. Cash Connect® services over $510 million in vault cash in over 15,000 non-bank ATMs nationwide and operates more than 460 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Cash Connect® recorded $6.0 million in net revenue (fee income less funding costs) during the second quarter of 2014, an increase of $341,000, or 6%, compared to the second quarter of 2013 due to growth and additional product and service offerings. This amount increased 5% (not annualized) from the $5.7 million reported in the first quarter of 2014. Noninterest expenses (including intercompany allocations of expense) were $4.3 million during the second quarter of 2014, an increase of $789,000 from the second quarter of 2013 and an increase of $352,000 compared to the first quarter of

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2014. Cash Connect® reported pre-tax income of $1.7 million for the second quarter of 2014, compared to $2.2 million in the second quarter of 2013 and $1.8 million in the first quarter of 2014. The decrease in bottom-line results from the prior year was due to a small net recovery taken in 2013 and additional investments to support current and future growth including new products and services.

Income taxes

The Company recorded a net $6.8 million income tax provision in the second quarter of 2014 compared to a $1.3 million tax benefit in the first quarter of 2014 and $5.9 million income tax provision in the second quarter of 2013.

During the first quarter of 2014, WSFS recorded a tax benefit of approximately $6.7 million related to the legal call of the reverse mortgage trust bonds. Excluding this tax benefit, the income tax provision for first quarter of 2014 was $5.4 million. The effective tax rates (as adjusted) were 35% for all three quarters.

Capital management

The Company’s tangible common equity(o) increased to $393.7 million from $370.3 million at March 31, 2014. Tangible common book value per share was $44.11 at June 30, 2014, a $2.55, or 6% (not annualized), increase from $41.56 reported at March 31, 2014. The Company’s tangible common equity to asset ratio(o) increased by 39 basis points to 8.60%.

The Company’s total stockholders’ equity increased $23.1 to $432.0 million compared to $408.9 million at March 31, 2014, primarily due to quarterly earnings and improvement in unrealized losses/gains in the investment portfolio.

At June 30, 2014, WSFS Bank’s Tier 1 leverage ratio of 10.82%, Tier 1 risk-based ratio of 13.53%, and total risk-based capital ratio of 14.68%, all increased from the prior quarter and were substantially in excess of “well-capitalized” regulatory benchmarks.

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The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on August 22, 2014, to shareholders of record as of August 8, 2014.

Second quarter 2014 earnings release conference call

Management will conduct a conference call to review second quarter results at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, July 25, 2014. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call, until Saturday, August 9, 2014, by dialing 1-855-859-2056 and using Conference ID 75094701.

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About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.6 billion in assets on its balance sheet and $9.0 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 52 offices located in Delaware (42), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect® and Array Financial. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; seasonality, which may impact customer, such as construction-related businesses, the availability of public funds, and certain types of the Company’s fee revenue, such as mortgage originations; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; the Company’s ability to timely integrate any businesses it may acquire and realize any anticipated cost savings from those acquisitions; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2013 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)	Three months ended			Six months ended
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$33,319	$32,202	$32,108	$65,521	$63,560
Interest on mortgage-backed securities	3,564	3,249	3,103	6,813	6,479
Interest and dividends on investment securities	814	792	311	1,606	453
Interest on reverse mortgage related assets (n)	1,368	1,226	338	2,594	934
Other interest income	348	316	22	664	47

	39,413	37,785	35,882	77,198	71,473

Interest expense:
Interest on deposits	1,714	1,656	1,821	3,370	3,840
Interest on Federal Home Loan Bank advances	661	526	451	1,187	894
Interest on trust preferred borrowings	330	326	337	656	666
Interest on Senior Debt	941	942	944	1,883	1,887
Interest on Bonds Payable	—	15	—	15	—
Interest on other borrowings	290	276	273	566	550

	3,936	3,741	3,826	7,677	7,837

Net interest income	35,477	34,044	32,056	69,521	63,636
Provision for loan losses	50	2,630	1,680	2,680	3,911

Net interest income after provision for loan losses	35,427	31,414	30,376	66,841	59,725

Noninterest income:
Credit/debit card and ATM income	6,010	5,766	6,189	11,776	11,857
Deposit service charges	4,346	4,269	4,216	8,615	8,230
Investment management and fiduciary revenue	4,287	3,834	4,059	8,121	7,787
Mortgage banking activities, net	1,025	812	1,193	1,837	1,930
Loan fee income	556	384	487	940	982
Securities gains, net	365	578	906	943	2,550
Bank-owned life insurance income	143	139	48	282	88
Other income	2,891	2,582	2,441	5,473	4,189

	19,623	18,364	19,539	37,987	37,613

Noninterest expense:
Salaries, benefits and other compensation	18,671	18,474	17,455	37,145	35,438
Occupancy expense	3,569	3,729	3,401	7,298	6,784
Professional fees	2,345	1,350	1,081	3,695	2,028
Equipment expense	1,860	1,687	1,935	3,547	3,764
Data processing and operations expense	1,531	1,471	1,394	3,002	2,743
Loan workout and OREO expense	716	539	770	1,255	940
FDIC expenses	692	653	942	1,345	2,108
Marketing expense	464	499	608	963	1,125
Other operating expenses	5,670	5,776	5,566	11,446	10,592

	35,518	34,178	33,152	69,696	65,522

Income before taxes	19,532	15,600	16,763	35,132	31,816
Income tax (benefit) provision	6,807	(1,311)	5,855	5,496	11,168

Net income	12,725	16,911	10,908	29,636	20,648
Dividends on preferred stock and accretion of discount	—	—	609	—	1,301

Net income allocable to common stockholders	$12,725	$16,911	$10,299	$29,636	$19,347

Diluted earnings per share of common stock:
Net income allocable to common stockholders	$1.39	$1.85	$1.16	$3.24	$2.18

Weighted average shares of common stock outstanding for diluted EPS	9,143,080	9,127,880	8,897,029	9,139,812	8,880,230
Performance Ratios:
Return on average assets (a)	1.12%	1.52%	1.00%	1.32%	0.96%
Return on average equity (a)	12.03	16.79	10.29	14.41	9.74
Return on tangible common equity (a) (n)	13.52	18.88	12.21	16.20	11.58
Net interest margin (a)(b)	3.64	3.57	3.50	3.61	3.48
Efficiency ratio (c)	63.85	64.57	63.93	64.20	64.47
Noninterest income as a percentage of total net revenue (b)	35.28	34.70	37.68	34.99	37.01

See “Notes”

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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2014	2014	2013
Assets:
Cash and due from banks	$107,169	$96,917	$78,540
Cash in non-owned ATMs	367,870	342,561	458,680
Investment securities (d)	149,602	142,658	99,677
Other investments	37,737	33,825	39,633
Mortgage-backed securities (d)	692,104	716,593	708,077
Net loans (e)(f)(l)	3,028,549	2,973,900	2,808,764
Reverse mortgage related assets (n)	32,543	36,266	18,545
Bank owned life insurance	63,467	63,324	63,003
Other assets	134,049	139,918	133,804

Total assets	$4,613,090	$4,545,962	$4,408,723

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$709,186	$664,976	$657,616
Interest-bearing deposits	2,243,684	2,260,737	2,224,098

Total customer deposits	2,952,870	2,925,713	2,881,714
Brokered deposits	200,459	247,369	172,758

Total deposits	3,153,329	3,173,082	3,054,472

Federal Home Loan Bank advances	758,400	654,824	663,800
Other borrowings	226,466	269,494	257,031
Other liabilities	42,940	39,702	38,480

Total liabilities	4,181,135	4,137,102	4,013,783

Stockholders’ equity	431,955	408,860	394,940

Total liabilities and stockholders’ equity	$4,613,090	$4,545,962	$4,408,723

Capital Ratios:
Equity to asset ratio	9.36%	8.99%	8.96%
Tangible equity to asset ratio (o)	8.60	8.21	8.27
Tangible common equity to asset ratio (o)	8.60	8.21	7.53
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.82	10.68	10.01
Tier 1 risk-based capital (g) (required: 4.00%; well-capitalized: 6.00%)	13.53	13.47	13.04
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	14.68	14.66	14.29

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$34,061	$40,128	$41,033
Troubled debt restructuring (accruing)	11,779	11,579	11,019
Assets acquired through foreclosure	4,451	3,684	7,109

Total nonperforming assets	$50,291	$55,391	$59,161

Past due loans (h)	$—	$403	$129

Allowance for loan losses	$41,381	$41,328	$41,494

Ratio of nonperforming assets to total assets	1.09%	1.22%	1.34%
Ratio of allowance for loan losses to total gross loans (i)	1.36	1.38	1.46
Ratio of allowance for loan losses to nonaccruing loans	121	103	101
Ratio of quarterly net charge-offs/(recoveries) to average gross loans (a)(e)	—	0.34	0.45
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.17	0.34	0.45

See “Notes”

15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)
(Unaudited)	Three months ended
	June 30, 2014			March 31, 2014			June 30, 2013
			Yield/			Yield/			Yield/
	Average	Interest &	Rate	Average	Interest &	Rate	Average	Interest &	Rate
	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$850,719	$9,585	4.51%	$834,196	$9,286	4.45%	$793,173	$9,340	4.71%
Residential real estate loans (l)	232,916	2,281	3.92	240,472	2,271	3.78	252,777	2,550	4.04
Commercial loans	1,632,784	18,001	4.39	1,601,615	17,220	4.33	1,505,390	16,892	4.48
Consumer loans	310,226	3,452	4.46	302,290	3,425	4.60	285,548	3,326	4.67

Total loans (l)	3,026,645	33,319	4.42	2,978,573	32,202	4.34	2,836,888	32,108	4.55
Mortgage-backed securities (d)	714,551	3,564	1.99	680,080	3,249	1.91	719,548	3,103	1.73
Investment securities (d)	146,139	814	3.35	138,819	792	3.45	83,870	311	2.00
Reverse mortgage related assets (n)	34,463	1,368	15.87	37,261	1,226	13.16	18,463	338	7.32
Other interest-earning assets	35,629	348	3.92	35,093	316	3.65	35,157	22	0.25

Total interest-earning assets	3,957,427	39,413	4.04	3,869,826	37,785	3.96	3,693,926	35,882	3.91

Allowance for loan losses	(42,332)			(41,585)			(43,470)
Cash and due from banks	78,476			77,080			78,747
Cash in non-owned ATMs	364,461			355,105			435,150
Bank owned life insurance	63,374			63,234			62,971
Other noninterest-earning assets	127,708			140,752			118,174

Total assets	$4,549,114			$4,464,412			$4,345,498

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$632,160	$148	0.09%	$624,761	147	0.10%	$543,544	$128	0.09%
Money market	751,559	335	0.18	767,362	311	0.16	778,705	259	0.13
Savings	403,921	62	0.06	394,317	59	0.06	396,009	50	0.05
Customer time deposits	451,372	980	0.87	453,842	956	0.85	540,952	1,229	0.91

Total interest-bearing customer deposits	2,239,012	1,525	0.27	2,240,282	1,473	0.27	2,259,210	1,666	0.30
Brokered deposits	230,366	189	0.33	215,336	183	0.34	183,163	155	0.34

Total interest-bearing deposits	2,469,378	1,714	0.28	2,455,618	1,656	0.27	2,442,373	1,821	0.30

FHLB of Pittsburgh advances	684,295	661	0.38	655,509	526	0.32	554,455	451	0.32
Trust preferred borrowings	67,011	330	1.95	67,011	326	1.95	67,011	337	1.99
Reverse mortgage bonds payable	—	—	—	6,597	15	0.91	—	—
Senior Debt	55,000	941	6.84	55,000	942	6.85	55,000	944	6.86
Other borrowed funds	148,910	290	0.78	147,256	276	0.75	141,063	273	0.77

Total interest-bearing liabilities	3,424,594	3,936	0.46	3,386,991	3,741	0.44	3,259,902	3,826	0.47

Noninterest-bearing demand deposits	671,384			641,052			633,467
Other noninterest-bearing liabilities	30,112			37,066			27,984
Stockholders’ equity	423,024			399,303			424,145

Total liabilities and stockholders’ equity	$4,549,114			$4,464,412			$4,345,498

Excess of interest-earning assets over interest-bearing liabilities	$532,833			$482,835			$434,024

Net interest and dividend income		$35,477			$34,044			$32,056

Interest rate spread			3.58%			3.52%			3.44%

Net interest margin			3.64%			3.57%			3.50%

See “Notes”

16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Stock Information:
Market price of common stock:
High	$73.67	$77.62	$52.64	$77.62	$52.64
Low	65.66	67.57	46.39	65.66	43.75
Close	73.67	71.43	52.39	73.67	52.39
Book value per share of common stock	48.40	45.90	44.80
Tangible book value per share of common stock (o)	44.11	41.56	41.05
Tangible common book value per share of common stock (o)	44.11	41.56	37.35
Number of shares of common stock outstanding (000s)	8,924	8,909	8,815
Other Financial Data:
One-year repricing gap to total assets (k)	0.01%	(1.81)%	(1.17)%
Weighted average duration of the MBS portfolio	5.2 years	5.4 years	5.4 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(2,584)	$(12,036)	$(12,310)
Number of Associates (FTEs) (m)	815	774	806
Number of offices (branches, LPO’s, operations centers, etc.)	52	52	51
Number of WSFS owned ATMs	466	462	455

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	Includes all reverse mortgage related revenue from the reverse mortgage loans and related interest income from Class O certificates and the BBB-rated traunch of a reverse mortgage security.
(o)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.

17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)
(Unaudited)
	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Non-GAAP Reconciliation (o):
Net Interest Income (GAAP)	$35,477	$34,044	$32,056	$69,521	$63,636
Noninterest Income (GAAP)	19,623	18,364	19,539	37,987	37,613
Less: Securities gains	(365)	(578)	(906)	(943)	(2,550)

Core noninterest income (non-GAAP)	19,258	17,786	18,633	37,044	35,063

Core net revenue (non-GAAP)	$54,735	$51,830	$50,689	$106,565	$98,699

	End of period
	June 30,	March 31,	June 30,
	2014	2014	2013

Total assets	$4,613,090	$4,545,962	$4,408,723
Less: Goodwill and other intangible assets	(38,295)	(38,610)	(33,116)

Total tangible assets	$4,574,795	$4,507,352	$4,375,607

Total Stockholders’ equity	$431,955	$408,860	$394,940
Less: Goodwill and other intangible assets	(38,295)	(38,610)	(33,116)

Total tangible equity	393,660	370,250	361,824
Less: Preferred stock	—	—	(32,546)

Total tangible common equity	$393,660	$370,250	$329,278

Calculation of tangible common book value:
Book Value (GAAP)	$48.40	$45.90	$44.80
Tangible book value (non-GAAP)	44.11	41.56	41.05
Tangible common book value (non-GAAP)	44.11	41.56	37.35

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	9.36%	8.99%	8.96%
Tangible equity to asset ratio (non-GAAP)	8.60	8.21	8.27
Tangible common equity to asset ratio (non-GAAP)	8.60	8.21	7.53

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
GAAP net income	$12,725	$16,911	$10,299	$29,636	$19,347
Less: Sec. gains, corp. dev. costs & income tax benefit, net of taxes	(135)	(6,913)	(589)	(7,048)	(1,658)

Non-GAAP net income	$12,590	$9,998	$9,710	22,588	$17,689

Return on Average Assets (ROA)	1.12%	1.52%	1.00%	1.32%	0.96
Less: Sec. gains, corp. dev. costs & income tax benefit, net of taxes	0.01	0.62	0.05	0.32	0.08

Non-GAAP ROA	1.11%	0.90%	0.95%	1.00%	0.88

GAAP EPS	$1.39	$1.85	$1.16	$3.24	$2.18

Less: Sec. gains, corp. dev. costs & income tax benefit, net of taxes	(0.02)	(0.75)	(0.07)	(0.77)	(0.19)

Non-GAAP EPS	$1.37	$1.10	$1.09	2.47	$1.99